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                                PROMISSORY NOTE


$800,000                                                         August 14, 2000


     FOR VALUE RECEIVED, the undersigned TRANSCEND SERVICES, INC., a Delaware corporation ("Maker"), promises to pay on or before the Due Date (as hereinafter defined) to the order of LARRY G. GERDES ("Holder") at such place or manner as the Holder may from time to time designate in writing, in lawful money of the United States of America, the principal sum of EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000) together with interest from and after the date hereof on the principal balance, at the rate of ten and seventy-five hundredths percent (10.75%) simple interest per annum calculated on a 365 day year.

     The entire outstanding principal balance with all accrued but unpaid interest thereon shall be due and payable upon the first to occur of (i) ninety
(90) days from the date hereof, or (ii) the closing of that certain Asset Purchase Agreement by and between the Company and Provider HealthNet Services, Inc. (the "Due Date").

     This Note and all payments due hereunder shall be subordinate to any commercial debt owed by Maker to a third party where the lack of such subordination would cause a default by Maker under the terms and conditions of the agreement providing for such commercial debt.

     Maker may prepay this Note in whole or in part at any time, and from time-to-time without penalty or premium. Payments under this Note shall be applied, first, to Costs of Collection as defined herein, and then to interest due hereunder if any, and then to principal.

     This Note is with full recourse to Maker.

     In the event that all sums owing hereunder by the Company are not paid to Holder within five (5) days after the Due Date, interest thereon shall accrue on the outstanding principal balance and interest beginning on the date of such default at the maximum legal rate of the State of Georgia and together with Costs of Collection (said Costs of Collection to be added to the principal due hereunder, with interest due thereon). Holder may proceed to collect such obligations forthwith and may also immediately exercise all other remedies hereunder and at law which may be available to Holder.

     In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money due hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event any such payment is inadvertently paid by Maker or inadvertently received by Holder, such excess sum shall be, at Maker's option, returned to Maker forthwith or credited as a payment of principal or Costs of Collection, but shall not be applied to the payment of interest. It is the intent hereof that Maker not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Maker under applicable law.

     No delay or omission by Holder in exercising any right shall operate as a waiver of such right or any other right at any other time. Holder shall not be deemed to waive any right unless such waiver is in
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a writing signed by Holder. A waiver in writing on one occasion shall not be construed as a waiver of any right at any other time. Maker expressly waives any defense of estoppel related to any delay or omission by Holder in exercising any right or any waiver by Holder of any right.

     MAKER, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS AND ALL OTHER PERSONS LIABLE FOR THE PAYMENT OF THIS NOTE, WAIVES PRESENTMENT FOR PAYMENT, DEMAND, PROTEST, AND NOTICE OF NONPAYMENT, NOTICE OF DISHONOR, AND ANY OTHER NOTICES TO WHICH MAKER MAY OTHERWISE BE ENTITLED, AND CONSENTS TO ANY AND ALL RENEWALS, EXTENSIONS, OR MODIFICATIONS THAT MIGHT BE MADE BY HOLDER AS TO THE TIME OF PAYMENT OF THIS NOTE FROM TIME TO TIME.

     This Note shall be governed by the laws of the State of Georgia. In the event of legal action related to this Note, including without limitation any legal action related to the making or enforcement hereof or to the collection of any sum hereunder, the forum for such legal action shall be the state courts of the State of Georgia, and the prevailing party shall recover from the non-prevailing party all costs associated therewith, including its reasonable attorneys' fees (the "Costs of Collection"). The parties specifically waive trial by jury.

     The word "Holder" as used herein shall include Holder's transferees, successors, heirs, personal representatives and assigns, and all rights of Holder hereunder shall inure to the benefit of such transferees, successors, heirs, personal representatives and assigns. All obligations of Maker shall bind Maker's transferees, successors and assigns.

     Time is of the essence with respect to Maker's obligations hereunder.

     SIGNED, SEALED, AND DELIVERED by the undersigned as of the day and year first written above.


                                    MAKER:

                                    TRANSCEND SERVICES, INC.


                                    By:  /s/ Larry G. Gerdes
                                         ----------------------------
                                         Larry G. Gerdes,
                                         Chief Executive Officer


Attest:

By:  /s/ Douglas A. Shamon
     ------------------------------
     Douglas A.  Shamon,
     Executive Vice President
     Chief Financial Officer
     Secretary